                                 AMENDMENT NO. 1
                                       TO
      SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

         The Second Amended and Restated Master Administrative Services Agreement (the "Agreement"), dated July 1, 2006, by and between Invesco Aim Advisors, Inc., formerly A I M Advisors, Inc., a Delaware corporation, and Short-Term Investments Trust, a Delaware statutory trust is hereby amended as follows:

                              W I T N E S S E T H:

         WHEREAS, the parties desire to amend the Agreement to add Tax-Free Cash Reserve Portfolio to the Agreement;

         NOW, THEREFORE, the parties agree as follows;

         1. Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "APPENDIX A

                                 FEE SCHEDULE TO
      SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
                                       OF
                          SHORT-TERM INVESTMENTS TRUST


PORTFOLIOS                                     EFFECTIVE DATE OF AGREEMENT
----------                                     ---------------------------
Government & Agency Portfolio                           July 1, 2006

Government Tax Advantage Portfolio                      July 1, 2006

Liquid Assets Portfolio                                 July 1, 2006

STIC Prime Portfolio                                    July 1, 2006

Tax-Free Cash Reserve Portfolio                         April 30, 2008

Treasury Portfolio                                      July 1, 2006

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

                  Rate*                              Net Assets
                  -----                              ----------
                  0.023%                             First $1.5 billion
                  0.013%                             Next $1.5 billion
                  0.003%                             Over $3 billion

   *Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000."


         All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated:  April 30, 2008

                                            INVESCO AIM ADVISORS, INC.

Attest:                                     By:
         -----------------------------             --------------------------
             Assistant Secretary                      President

(SEAL)

                                            SHORT-TERM INVESTMENTS TRUST

Attest:                                     By:
         -----------------------------             --------------------------
              Assistant Secretary                     President

(SEAL)